CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Financial Statements

September 30, 1993 and 1992

(With Independent Auditors' Report Thereon)













Independent Auditors' Report


The Board of Directors
Centrum Communications, Inc.:


We have audited the accompanying balance sheets of Centrum Communications, Inc. (a wholly owned subsidiary of Centrum Technology Corporation) as of September 30, 1993 and 1992, and the related statements of operations, shareholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centrum Communications, Inc. (a wholly owned subsidiary of Centrum Technology Corporation) as of September 30, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick




December 17, 1993, except as to Note 7(b), which is as of December 30,
1993
CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Balance Sheets

September 30, 1993 and 1992


             Assets                             1993       1992

Current assets:
  Cash and cash equivalents                   $140,400   $700,800
  Accounts receivable, less allowance for
   doubtful accounts and returns of $8,500
   in 1993                                     284,700      2,300
  Inventories (Note 2)                         476,600     27,100
  Prepaid expenses and other assets             38,700     65,200

     Total current assets                      940,400    795,400

Property and equipment, net (Note 3)           288,600     87,400
Other assets                                    27,900         -
                                            $1,256,900  $ 882,800

       Liabilities and Shareholder's Equity
                   (Deficit)

Current liabilities:
  Accounts payable                            381,500      28,900
  Accrued expenses                            461,200     126,200
  Intercompany payable (Notes 2 and 7)        894,400      28,400
  Notes payable (Notes 5 and 7)               875,000          -
  Deferred revenue                            118,000          -

     Total current liabilities              2,730,100     183,500

Shareholder's equity (deficit) (Note 7):
  Common stock; 1,000,000 shares
    authorized; 420,000 and 360,000
    shares issued and outstanding as of
    September 30, 1993 and 1992,
    respectively                            2,100,000   1,800,000
  Accumulated deficit                      (3,573,200) (1,100,700)

     Total shareholder's equity
       (deficit)                           (1,473,200)    699,300

Commitments (Note 6)

                                           $1,256,900  $  882,800


See accompanying notes to financial statements.

CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Statements of Operations

Years ended September 30, 1993 and 1992


                                              1993       1992

Sales                                      $1,313,200 $    2,300
Cost of goods sold                            687,800      1,100

                                              625,400      1,200

Operating expenses:
  Research and development                    870,400    567,300
  Sales and marketing                       1,643,400    257,500
  General and administrative                  573,200    194,000

      Loss from operations                  2,461,600  1,017,600

Interest expense (income), net                 10,100     (7,600)

      Loss before income taxes              2,471,700  1,010,000

Income tax expense (Note 4)                       800      1,600

      Net loss                             $2,472,500 $1,011,600


See accompanying notes to financial statements.

CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Statements of Shareholder's Equity (Deficit)

Years ended September 30, 1993 and 1992


                                                            Total
                                                         shareholder's
                           Common Stock      Accumulated    equity
                         Shares   Amount       deficit     (deficit)

Balances, September 30,
  1991                  60,000  $  300,000   $  (89,100)   $  210,900


Sale of common stock
  at $5 per share      300,000   1,500,000           -      1,500,000


Net loss                    -           -    (1,011,600)   (1,011,600)


Balances, September 30,
  1992                 360,000   1,800,000   (1,100,700)      699,300


Sale of common stock at
  $5 per share          60,000     300,000           -        300,000


Net loss                    -           -    (2,472,500)   (2,472,500)


Balances, September 30,
  1993                $420,000  $2,100,000  $(3,573,200)  $(1,473,200)


See accompanying notes to financial statements.


CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Statements of Cash Flows

Years ended September 30, 1993 and 1992


                                                1993          1992

Cash flows from operating activities:
  Net loss                                 $(2,472,500)   $(1,011,600)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization             79,400         21,300
      Changes in items affecting operations:
        Accounts receivable                   (282,400)        (2,300)
        Inventories                           (449,500)       (27,100)
        Prepaid expenses and other assets       (1,400)       (57,800)
        Accounts payable and accrued
          liabilities                          687,600        133,000
        Intercompany payable                   866,000             -
        Deferred revenue                       118,000             -

Net cash used in operating activities       (1,454,800)      (944,500)

Cash flows from investing activities:
Purchases of equipment                        (280,600)       (81,500)

Cash flows from financing activities:
Proceeds from issuance of common stock         300,000      1,500,000
Proceeds from short-term loan                  875,000             -

Net cash provided by financing
  activities                                 1,175,000      1,500,000

Net (decrease) increase in cash and
  cash equivalents                            (560,400)       474,000

Cash and cash equivalents at beginning
  of year                                      700,800        226,800

Cash and cash equivalents at end of year    $  140,400     $  700,800


See accompanying notes to financial statements.
CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Notes to Financial Statements

September 30, 1993 and 1992


(1)  Description of Business and Summary of Significant Accounting
     Policies

     (a)  The Company

         Centrum Communications, Inc. (the Company) was incorporated in California in July 1991 to engage in the development, manufacturing, and marketing of remote access products and technology. The Company is a wholly owned subsidiary of Centrum Technology Corporation (CTC), a company incorporated in the Republic of China.

     (b)  Basis of Presentation

         As of September 30, 1992, the Company was a development stage company and, accordingly, directed its efforts and resources towards product and market planning, and research and development activities. As such, the accompanying statement of operations for the year ended September 30, 1992, should not be regarded as typical for normal years of operation. The Company commenced manufacturing and shipping product in September 1992 and, consequently, is no longer considered a development stage company as of September 30, 1993. The Company continues to expend significant resources on product research and development.

     (c)  Cash and Cash Equivalents

         Cash and cash equivalents consist of cash on deposit with banks and certificates of deposit with maturities of three months or less.

     (d)  Inventories

         Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of finished goods.

     (e)  Property and Equipment

         Equipment is stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets, ranging from three to five years. Purchased software is amortized on a straight-line basis over the estimated useful life of three years.

CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Notes to Financial Statements

September 30, 1993 and 1992


     (f)  Income Taxes

         The Company elected to adopt Statement of Financial
         Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach for financial reporting of income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary difference" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     (g)  Revenue Recognition

         Revenue is recognized upon product shipment to customers with an appropriate allowance for any anticipated returns.

     (h)  Development Costs

         Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Through September 30, 1993, the Company's software development has been essentially completed concurrently with the establishment of technological feasibility, and accordingly, no costs have been capitalized to date.

     (i)  Reclassifications

         Certain amounts in the accompanying 1992 financial statements have been reclassified to conform with the 1993 financial statement presentation.

(2)  Related Parties

     The Company purchases all inventory from the parent company, CTC. As of September 30, 1993 and 1992, the intercompany payable to CTC for inventory purchases was $894,400 and $28,400, respectively.

CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Notes to Financial Statements

September 30, 1993 and 1992


(3)  Property and Equipment

     A summary of property and equipment follows:

                                          1993             1992

       Equipment                        $301,300          $62,000
       Purchased software                 89,300           48,000

                                         390,600          110,000
       Less accumulated depreciation
         and amortization                102,000           22,600

                                        $288,600          $87,400

(4)  Income Taxes

     Income tax expense consists of the minimum California franchise tax for the years ended September 30, 1993 and 1992.

     For federal income tax purposes, the Company has net operating loss carryforwards of approximately $2,900,000, which expire in the tax years 2006 through 2008. For California income tax purposes, the Company has net operating loss carryforwards of approximately $1,400,000. The difference between the net operating loss carryforward for federal income tax purposes and for California income tax purposes results primarily from a 50% limitation on the California loss carryforwards.

     As of September 30, 1993, the Company has federal and state gross deferred tax assets of approximately $1,000,000 and $300,000, respectively, which were fully offset by a valuation allowance of $1,300,000.

     The Company's ability to utilize the net operating loss carryforwards and research credit carryforwards may be subject to certain limitations upon a change in ownership of the Company as defined in Internal Revenue Code Section 382.

CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Notes to Financial Statements

September 30, 1993 and 1992


(5)  Notes Payable

     Notes payable as of September 30, 1993, consist of the following:

       Notes payable, due December 31, 1993,
       plus interest at 7%                                    $725,000

       Notes payable, due December 31, 1993,
       plus interest at 3.87%                                  150,000

                                                              $875,000

     Substantially all assets of the Company are pledged as collateral for the above notes payable.

     The outstanding balances are convertible at the option of the Company into shares of Series B preferred stock when the Company obtains additional financing of Series B preferred stock of not less than $2,000,000. In connection with the issuance of the notes payable, the Company agreed to issue 263,888 warrants to purchase shares of Series B preferred stock. The warrant exercise price and the notes payable conversion price shall be equal to the price per share of Series B preferred stock issued in any additional financing (see Note 7).

(6)  Leases

     The Company leases its facility under a noncancelable operating lease expiring January 1998. In addition, the Company leases certain machinery and equipment under operating leases. Future minimum lease payments under such lease agreements are as follows:

          Year ending
          September 30,                                Amount

          1994                                     $  221,200
          1995                                        274,300
          1996                                        283,600
          1997                                        297,600
          Thereafter                                   99,200

               Total future minimum lease
                 payments                          $1,175,900

     Facility rent expense was approximately $200,000 and $39,000 for the years ended September 30, 1993 and 1992, respectively.
CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Notes to Financial Statements

September 30, 1993 and 1992


(7)  Subsequent Events

     (a) In October 1993, the Company issued $510,000 in notes payable to the holders of existing notes payable.

          In October 1993, the Company issued 4,690,000 shares of Series A preferred stock in exchange for 419,999 shares of common stock held by CTC, and 1,790,000 shares of Series A preferred stock in exchange for $894,400 in intercompany payable to CTC.

          In October 1993, the Company issued 9,472,224 shares of Series B preferred stock in exchange for $5,115,000 in cash. In connection with this financing, the Company also issued 2,564,815 shares of Series B preferred stock in exchange for $1,385,000 in notes payable and issued 263,888 warrants to purchase Series B preferred stock at $.54 per share to some of the same parties.

          The rights, preferences, and privileges of the preferred shareholders are as follows:

            o Series A and B preferred shareholders are entitled to receive noncumulative dividends, if and when declared by the Board of Directors, at the rate of 8% of the original issue price per annum on each outstanding share

            o Preferred stock votes equally with shares of common stock on an "as converted" basis.

            o Preferred shares have a liquidation preference equal to their respective original purchase price plus any declared and unpaid dividends.

            o As long as 500,000 shares of Series A or B preferred stock are outstanding, a majority of the Series A and B shares voting as a single class is required for certain actions of the Company.

            o Preferred shares are convertible to common stock, at the option of the holders. Preferred shareholders are protected by certain antidilutive provisions.
               Preferred shares automatically convert to common stock upon an initial public offering of at least
               $10,000,000.

CENTRUM COMMUNICATIONS, INC.
(A Wholly Owned Subsidiary of Centrum Technology Corporation)

Notes to Financial Statements

September 30, 1993 and 1992


            No dividends have been declared or paid.

            In October 1993, the Company adopted a Stock Option Plan which authorized the granting of incentive stock and non-qualified stock options to employees, directors and consultants of the Company. The total number of shares that may be granted pursuant to this plan is 6,480,000 shares of common stock. Incentive stock options may be granted with exercise prices at no less than the fair market value, and non-qualified stock options may be granted at no less than 85% of the fair market value on the grant date, as determined by the Board of Directors. Incentive options generally vest over a 4-year period and expire 10 years from the date of grant. The Company has granted 3,640,250 options to employees.

     (b)  In December 1993, the Company issued 300,000 shares of
          Series A preferred stock in exchange for the termination of a joint technology agreement with a company that is also a shareholder of CTC.